Exhibit 107

Calculation of Filing Fee Tables (1)

Form 424(b)(2)
(Form Type)

Ameren Illinois Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Ameren Illinois Company’s 5.55% First Mortgage Bonds due 2054	Rule 457(r)	$625,000,000	99.810%	$623,812,500	0.00014760	$92,074.73
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$623,812,500		$92,074.73
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$92,074.73

(1)	These “Calculation of Filing Fee Tables” shall be deemed to update the “Calculation of Filing Fee Tables” exhibit in Ameren Illinois Company’s Registration Statement on Form S-3 (File No. 333-274977-01), which was filed on October 13, 2023. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.